Exhibit 5.1

                     [JENKENS & GILCHRIST PARKER CHAPIN LLP]







                                                               January 10, 2002



Ion Networks, Inc.
1551 South Washington Avenue
Piscataway, New Jersey 08854


                             RE: ION NETWORKS, INC.


Gentlemen:

          We have acted as counsel to Ion Networks, Inc., a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement") being filed with the Securities and Exchange Commission (the "SEC") relating to the offering of up to 3,000,000 shares of the Company's common stock, par value $.001 per share (the "Common Stock"), to employees and directors of, and consultants to, the Company or any parent or subsidiary of the Company upon the exercise of options granted by the Company under the Company's 2000 Stock Option Plan (the "Plan"), and such additional indeterminate number of shares of Common Stock as may be issued under the anti-dilution provisions of the Plan.

          In rendering the opinions expressed below, we have examined originals or copies, satisfactory to us, of (i) the Company's Certificate of Incorporation, (ii) the Company's By-laws, (iii) the Plan, and (iv) resolutions of the Company's board of directors adopting the Plan. We have also reviewed minutes of the Company's annual meeting, at which the Company's stockholders approved the Plan. We have also reviewed such other matters of law and examined and relied upon all such corporate records and all such agreements, certificates and other document as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. We have not examined each option contract in respect of options granted under the Plan. We have, however, examined the form of option contract which the Company has advised us is the form of option contract used by it under the Plan. We have also been informed by the Company that each option contract between the Company and option holders under the Plan is substantially in the form of the option contract we have examined. In all of our examinations, we have assumed the accuracy of all information furnished to us, the authenticity of all documents submitted to us as originals and the conformity with the original documents of documents submitted to us as copies, as well as the genuineness of all signatures on all such documents.


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          Our  opinion is limited to the date  hereof and we do not in any event undertake to advise you of any facts or circumstances occurring or coming to our attention subsequent to the date hereof.

          Finally, we are counsel admitted to practice only in the State of New York, and we express no opinions as to the applicable laws of any jurisdiction other than those of the State of New York, the General Corporate Law of the State of Delaware and the United States of America.

          Based upon and subject to the foregoing, we are of the opinion that the shares of the Company's Common Stock to be issued pursuant to the exercise of the options granted under the Plan will be, when issued pursuant to the provisions of the Plan, validly issued, fully-paid and non-assessable.

          We hereby consent to the filing of a copy of this opinion as an exhibit to the Company's Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 (the "Act"), the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.


                                Very truly yours,


                                /s/ Jenkens & Gilchrist Parker Chapin LLP
                                JENKENS & GILCHRIST PARKER CHAPIN LLP